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                                                                    Exhibit 99.1

NBC TO PURCHASE KNTV FROM GRANITE BROADCASTING CORPORATION, ADDING SAN FRANCISCO, NATION'S 5TH LARGEST MARKET, TO NBC'S OWNED & OPERATED STATION GROUP

JANUARY 1ST LAUNCH OF NBC PROGRAMMING ON KNTV TO PROCEED AS SCHEDULED

NEW YORK, December 17, 2001 - NBC and Granite Broadcasting Corporation (Nasdaq:
GBTVK) announced today that NBC has signed a definitive agreement to acquire the San Francisco / Oakland / San Jose market-based KNTV television station from Granite. KNTV, which is located in the nation's 5th largest local television market, will join the 13 other stations already owned and operated by NBC's Television Stations Division and the 11 Telemundo stations slated to join the NBC stations group when the Telemundo acquisition closes in 2002.

Under terms of the agreement, NBC will pay Granite $230 MM in cash. The acquisition, which is subject to customary regulatory approvals, is expected to close in the first half of 2002.

KNTV will become the San Francisco NBC affiliate on January 1, 2002, following an affiliation agreement reached between NBC and Granite in February, 2000. Granite will operate the station under this affiliation agreement until the acquisition closes. NBC's strong primetime schedule and the upcoming Olympics will be aggressively promoted in the San Francisco market to help NBC viewers make the switch to KNTV on January 1. KNTV's strong cable channel positioning in the San Francisco market will further support viewer adoption of the new NBC affiliation in this highly cable-penetrated market.

"Following closely on the heels of our announcement to acquire the Telemundo network last month, this is yet another example of NBC's continued commitment to growing our core broadcast business," said Bob Wright, Vice Chairman of GE and Chairman and CEO of NBC. "Our Owned & Operated stations have demonstrated tremendous success across the country, and the opportunity to enter the San Francisco market made this an attractive and timely deal for us," Andrew Lack, President and COO of NBC added.

"This agreement recognizes the tremendous job Granite has done in building KNTV into a first class NBC affiliate and the significant value we have created for Granite shareholders by turning our initial cash investment of $45 million into cash of $230 million," said W. Don Cornwell, Granite Chairman and Chief Executive Officer. "Over the past two years, our KNTV team secured cable carriage with AT&T on Ch.3 throughout the entire Bay Area, expanded the station's reach by increasing the authorized power of its transmitter, and dramatically upgraded KNTV's local news coverage. We also assembled dynamic sales, marketing and promotion teams poised to compete for market leadership with the benefit of the strong NBC3 brand.

"We are especially appreciative of the terrific support we have received from the Bay Area advertising community, and the first quarter of 2002 is shaping up to be spectacular for Granite and KNTV," continued Cornwell. "All of us at Granite are proud of the great work our team has done at KNTV, and we look forward to launching NBC programming on January 1st."


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"We have had a great partnership with Granite preparing KNTV for the impending affiliation switch and are confident that NBC programming like the Olympics will help the station reach new heights," said Jay Ireland, President of NBC Television Stations. "We're delighted to add KNTV to the NBC station group and look forward to growing a strong local presence in the San Francisco / Oakland / San Jose market."

The acquisitions of KNTV and Telemundo's San Francisco market station, KSTS, will give NBC a duopoly in the San Francisco / Oakland / San Jose market, which is also home to the seventh largest Hispanic community in the country. NBC intends to maximize the advantages of this duopoly in many ways, including cross promotion, cooperative news gathering and joint sales efforts to reach a diverse marketplace.

Proceeds from the sale of KNTV will be used by Granite to reduce its debt and increase working capital. The transaction releases Granite from the obligation to pay an average of $37MM annually under the existing San Francisco affiliation agreement, which will be terminated. The 4.5 MM warrants to purchase Granite stock issued to NBC under that affiliation will be cancelled. The other NBC affiliations for Granite stations in Fresno, California; Peoria, Illinois; and Duluth, Minnesota, which involve no payment obligations, will remain in effect.

KNTV has a distinguished 46-year history of serving Northern California. After signing on the air in 1955 as an independent and the first television station serving San Jose, KNTV's growth has paralleled that of the area it serves. Over the last 25 years, San Jose has exploded to become the 11th largest city in the country and the third largest in California behind Los Angeles and San Diego. As part of the San Francisco television market, KNTV serves as a dominant source for news and information for a dynamic, influential and diverse part of the country.

         ABOUT GRANITE BROADCASTING CORPORATION

Granite Broadcasting Corporation operates nine television stations in geographically diverse markets reaching almost 7% of the nation's television households. The Company's station portfolio includes a two station "duopoly" in the nation's fifth largest market, San Francisco, California, and consists of four NBC affiliates (including KNTV in San Francisco-Oakland-San Jose, California, which will become an NBC affiliate as of January 1, 2002), two ABC affiliates, one CBS affiliate and two WB affiliates. The other NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin. The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York. The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.

         ABOUT NBC

The nation's first broadcast network, NBC has evolved into a diverse, international media company. In addition to the NBC Television Network and 13 television stations, the company

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owns CNBC, operates MSNBC in partnership with Microsoft, and maintains equity interests in Arts & Entertainment, the History Channel, and Rainbow Media Holdings, Inc. In addition, NBC owns equity stakes in several new media companies. International holdings include CNBC Europe and CNBC Asia, which are services of NBC and Dow Jones, and an equity position in National Geographic Channels International.

NBC TVSD currently owns and operates 13 stations across the country, including WNBC, New York; KNBC, Los Angeles; WMAQ, Chicago; WCAU, Philadelphia; WRC, Washington, DC; WTVJ, Miami; WCMH, Columbus; WJAR, Providence; WNCN, Raleigh; KNSD, San Diego; WVTN, Birmingham; WVIT, Hartford; and KXAS, Dallas. Subject to customary regulatory approvals, an additional 11 stations will also become a part of the NBC TVSD group when the Telemundo deal closes in 2002.

SOURCE Granite Broadcasting Corporation and NBC

CONTACT:      Don Cornwell or Ellen McClaine, both of Granite
              Broadcasting Corporation, +1-212-826-2530; or
              Cory Shields of NBC, +1-212-664-3457

URL:   http://www.granitetv.com

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